Exhibit 5.3

WCC Holding B.V.

Schiphol Boulevard 231, B-Tower, 5th floor

1118 BH Schiphol

The Netherlands

Holland & Hart LLP

555 17th St.

Suite 3200

Denver, Colorado 80202

The Hague, 6 August 2014

File	:	027301
Re	:	WCC Holding B.V.

Dear Sirs,

We have acted as special legal counsel as to Netherlands Law to WCC Holding B.V., a private company with limited liability incorporated under Netherlands Law, with its statutory seat (statutaire zetel) in Amsterdam, the Netherlands and with office address Schiphol Boulevard 231, B-Tower, 5th floor, 1118 BH Schiphol, the Netherlands, registered with the Chamber of Commerce (Kamer van Koophandel) for Amsterdam under number 60470429 (Company), in connection with the envisaged exchange by Westmoreland Coal Company and Westmoreland Partners (jointly: Westmoreland) of all outstanding USD 425,000,000 of 10.75% Senior Secured Notes (Notes) that were issued on 28 April 2014 pursuant to an indenture dated 4 February 2011, as amended and supplemented on 31 January 2012, 3 February 2014, 28 April 2014 and 31 July 2014 (Original Indenture), which the Company entered into by a fourth supplemental indenture dated 28 April 2014 (Fourth Supplemental Indenture), for new USD 425,000,000 of 10.75% Senior Secured Notes (Exchange Notes) registered with the U.S. Securities and Exchange Commission (SEC), this exchange of notes hereinafter referred to as: the “Exchange”. The Exchange will be conducted pursuant to a registration statement on Form S-4 (Form S-4) that will be filed by Westmoreland and the guarantors of the Notes. The Company is a guarantor of the Notes and will become a guarantor of the Exchange Notes upon completion of the Exchange. As a guarantor of the Exchange Notes, the Company is required to become a SEC co-registrant together with Westmoreland on the Form S-4.

For the purpose of this opinion letter, we have examined and relied solely on the documents as referred to in Appendix A to this opinion letter, excluding the attachments to such documents and documents mentioned or referred to in such documents or in such attachments, except to the extent expressly otherwise stated in Appendix A. Unless otherwise defined in this opinion letter, terms defined in Appendix A shall have the same meaning when used in this opinion letter.

For the purpose of rendering this opinion letter we have assumed:

(i)	that the Articles are the articles of association of the Company as in force on the date hereof;

(ii)	that (a) the Company has not been dissolved (ontbonden), (b) the Company has not ceased to exist pursuant to a merger (fusie) or a division (splitsing), (c) the Company has not been granted a (provisional) suspension of payments ((voorlopige) surseance verleend), (d) the Company has not been declared bankrupt (failliet verklaard), (e) the Company has not been (made) subject to any or more of the insolvency and winding up proceedings listed in annex A and B to the European Union Insolvency Regulation (number 1346/2000) of May 2000 in any jurisdiction within the European Union (with the exception of Denmark) other than the Netherlands, (f) the Company has not been declared to be in a situation which requires the application of the emergency measure (noodregeling) or any rationalization measure (saneringsmaatregel) as referred to in part 3.5.5. of the AFS, (g) no receiver, trustee, administrator or other similar officer has been appointed in respect of the Company or any of its assets, and no order placing any assets of the Company under administration (onder bewindstelling) has been registered with the relevant authorities, and (h) the Company has not received a notice from the Trade Register concerning its dissolution under Section 2:19a of the NCC;

(iii)	that on the date hereof and any other relevant date, the information contained in the Extract (a) is complete and correct and (b) accurately reflects the corporate status and position of the Company;

(iv)	that the Fourth Supplemental Indenture, the Original Indenture and the Notation of Guarantee have not been nor will be amended, supplemented, terminated or rescinded by the parties thereto;

(v)	that (a) all signatures on original documents are the genuine signatures of the persons purported to have executed the same, (b) photo-, facsimile-, true and e-mail copies of the documents reviewed by us conform to the originals thereof and (c) all documents submitted to us as drafts, including the Form S-4, will be duly signed and executed in the form in which we have reviewed them;

(vi)	that (a) the information contained in the Resolutions is true and correct as of the date hereof and on any other relevant date and (b) the Resolutions have not been and will not be amended, supplemented, terminated (either by operation of law or otherwise), revoked, rescinded, nullified or declared null and void;

(vii)	that (a) the information contained in the Power of Attorney is true and correct as of the date hereof and on any other relevant date and (b) the Power of Attorney has not been and will not be amended, supplemented, terminated (either by operation of law or otherwise), revoked, rescinded, nullified or declared null and void;

(viii)	that there are no contractual or other restrictions binding on the Company which would affect this opinion letter;

(ix)	that the Original Indenture, the Fourth Supplemental Indenture, the Notation of Guarantee and the Form S-4 constitute, under any applicable law other than Netherlands Law, the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their respective terms and that the choice of law clauses and the jurisdiction clauses contained in the Original Indenture, the Fourth Supplemental Indenture, the Notation of Guarantee and the Form S-4 constitute, under any applicable law, other than Netherlands Law, legal, valid and binding choices of law and submission to the jurisdiction of the courts of the State of New York, United States of America;

(x)	the due incorporation and valid existence of, the power (beschikkingsbevoegdheid), authority and legal rights of the parties to the Fourth Supplemental Indenture, the Original Indenture, the Notation of Guarantee and the Form S-4, and the due authorization, execution and delivery of the Fourth Supplemental Indenture, the Notation of Guarantee and the Original Indenture by the parties thereto under any applicable law, except for the Company under Netherlands Law;

(xi)	that the entering into of the Fourth Supplemental Indenture and the Form S-4 is in the corporate interest (vennootschappelijk belang) of the Company, that the terms and conditions of the Fourth Supplemental Indenture, the Notation of Guarantee and the Form S-4 and the execution of these terms and conditions by and between the parties involved, are considered to be at arm’s length and agreed for bonafide commercial reasons and that the Company benefits from the transactions resulting there from; and

(xii)	that the Company’s borrowing and on-lending activities do not bring it within the definition of “bank” as defined in article 1:1 AFS.

Although not constituting conclusive evidence thereof, our assumptions under (ii) c, d and e are supported by our telephone conversation of the date hereof with the office of the bankruptcy registrar (faillissementsgriffie) of the district court of Amsterdam, the Netherlands and an on-line search of the date hereof in the Central Insolvency Register in The Hague and the European Union insolvency registrations (EU-Registraties) and our assumptions under (ii) a, b and h are supported by our telephone conversation of the date hereof with the Trade Register. We have not performed any further investigation in this respect.

We express no opinion as to any laws other than Netherlands Law in force on the date of this opinion letter, as applied and interpreted according to present duly published case law of Netherlands courts, administrative rulings and authoritative literature and no opinion is given that the future or continued performance of the Company of its obligations arising under the Fourth Supplemental Indenture, the Notation of Guarantee and the Form S-4 will not contravene or be affected by any future change to such laws or their application or interpretation.

We do not give any opinion on any matter of fact, tax law, anti-trust law, competition law, financial supervisory and regulatory law (including the AFS), matters of foreign law, treaties or international law, including without limitation the law of the European Union, unless such law of the European Union has direct applicability (rechtstreekse werking) in the Netherlands.

Terms and expressions of law and of legal concepts as used in this opinion letter have the meaning attributed to them under Netherlands Law and this opinion letter should be read and understood accordingly. This opinion letter may only be relied upon under the following express conditions: (i) that any issues of interpretation or liability arising under or in connection with this opinion letter shall be governed by Netherlands Law and exclusively be brought before a Netherlands court; (ii) that any and all liability of Buren N.V. under or in connection with this opinion letter shall be limited to the amount that in the matter concerned will be paid out under the relevant professional liability insurance(s) of Buren N.V., to be increased by the amount of the excess that is for the account of Buren N.V. under the policy terms in the matter concerned; (iii) that any and all liability of Buren N.V. for indirect and/or consequential damages is excluded; and (iv) any other restriction and/or condition contained in this opinion letter.

We have not been concerned with investigating or verifying the accuracy of any facts, representations or warranties set out in any of the documents reviewed by us for the purpose of rendering this opinion letter, with the exception of those matters on which we specifically and expressly give our opinion. To the extent that the facts stated in any of the aforementioned documents (or orally confirmed) are relevant of the contents of this opinion letter, we have assumed, that such facts, representations and warranties are correct, except for those matters on which we specifically and expressly give our opinion.

Based upon the foregoing and subject to the assumptions and qualifications listed herein, we are, at the date hereof, of the opinion that:

1.	The Company has been duly incorporated and is validly existing under Netherlands Law as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

2.	The Company had the corporate power and authority to enter into the Fourth Supplemental Indenture and Notation of Guarantee as guarantor and has the corporate power and authority to enter into the Form S-4 as co-registrant and to perform its obligations under the Fourth Supplemental Indenture and the Form S-4, including guaranteeing the Exchange Notes.

3.	The entering into by the Company of the Fourth Supplemental Indenture, the Notation of Guarantee and the Form S-4 and the performance of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the Company.

4.	Based on the Articles, the Extract, the Resolutions and the Power of Attorney, the Fourth Supplemental Indenture and Notation of Guarantee have each been duly signed on behalf of the Company.

The opinions expressed above are subject to the following qualifications:

(A)	The Fourth Supplemental Indenture, the Notation of Guarantee and the Form S-4, the enforceability of the same and the opinions expressed herein are subject to and may be affected and limited by (i) any applicable bankruptcy (faillissement), insolvency, reorganization, (temporary) suspension of payment (surseance van betaling), moratorium and/or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement of creditor’s rights generally, (ii) the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) pursuant to sections 3:45 through 3:48 NCC, (iii) the provisions of tort (onrechtmatige daad) and (iv) sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten) or European Community Regulations.

(B)	Pursuant to section 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in its articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

(C)	Under Netherlands Law, each power of attorney (volmacht) or mandate (lastgeving), granted by the Company, whether or not irrevocable, will terminate by operation of law (van rechtswege) and without any notice, upon bankruptcy of the principal (volmachtgever) or, unless agreed otherwise, the proxyholder (gevolmachtigde).

(D)	It is noted that, in relation to any powers of attorney granted by the Company, a choice of Netherlands Law will only be recognized and given effect to by the courts of the Netherlands in accordance with and subject to the limitations of the The Hague Convention. Furthermore, in respect of the relationship between the attorney and any third party with whom the attorney has acted on behalf of the principal under Netherlands private international law the applicable law will be determined on the basis of and subject to the The Hague Convention.

(E)	As Netherlands lawyers, we are not qualified or able to assess the true meaning and purport of the terms of the Fourth Supplemental Indenture, the Original Indenture, the Notation of Guarantee, the Form S-4 and any other document subject or expressed to be subject to any law other than Netherlands Law and the obligations of the parties thereto and we have made no investigation of such meaning and purport. Our review of the Fourth Supplemental Indenture, the Original Indenture, the Form S-4 and of any other document subject or expressed to be subject to any law other than Netherlands Law has therefore been limited to the terms of such documents, as they appear to us prima facie.

(F)	Under Netherlands Law, no restrictions or requirements apply to the procurement or remittance by the Company of monies for the purpose of performing obligations under the Fourth Supplemental Indenture, the Notation of Guarantee or the Form S-4, except for reporting requirements to the Netherlands Central Bank N.V. (De Nederlandsche Bank N.V.) pursuant to the External Financial Relations Act 1994 (Wet financiële betrekkingen buitenland 1994) and the Balance of Payments reporting instructions 2003 (Rapportagevoorschriften betalingsbalansrapportages 2003).

(G)	Delivery is not a concept of Netherlands Law and we have therefore assumed the due delivery of the Fourth Supplemental Indenture by the parties thereto under any applicable law in which such concept is legally relevant.

(H)	Netherlands courts may render judgments for a monetary amount in foreign currencies, but such foreign monetary amounts may be converted into euro for enforcement purposes. Foreign currency amounts claimed in a Netherlands moratorium of payment or bankruptcy will be converted in euro at the rate prevailing at the commencement thereof.

This opinion letter is rendered for the sole benefit of the addressees mentioned in the head of this opinion letter (Addressees) and for the purposes of the Fourth Supplemental Indenture and the Form S-4 only, and may not be disclosed to, or relied upon by, any other person or quoted or referred to in any public document or filed with anyone, without our prior written consent in each specific case; provided, however, that we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder. No person (other than the Addressees) may rely on this opinion letter without our express written consent addressed to him, and we do not accept any liability to any such person.

Yours faithfully,

/s/ Buren N.V.

Buren N.V.

Appendix A

Opinion letter dated 6 August 2014

WCC Holding B.V.

List of reviewed documents

List of definitions

For the purpose of the opinion letter we have examined and relied solely on the documents listed below (any attachments thereto and documents mentioned or referred to therein or in such attachments excluded except to the extent otherwise stated below):

(a)	An photocopy of the deed of incorporation (akte van oprichting) of the Company dated 14 April 2014 (Deed of Incorporation);

(b)	An electronic copy of the deed of amendment of the articles of association of the Company dated 24 April 2014 containing the continuous text of the articles of association (statuten) of the Company (Articles);

(c)	A facsimile copy of a certified extract, dated 6 August 2014 from the Trade Register (handelsregister) of the chamber of commerce (kamer van koophandel) for Amsterdam, the Netherlands (Trade Register), with information concerning the Company (Extract);

(d)	An electronic copy of minutes of a meeting of the management board (bestuur) of the Company dated 2 June 2014, pertaining to inter alia the entering into of the Fourth Supplemental Indenture and the granting of a power of attorney to the managing director A acting jointly with a managing director B (Power of Attorney) to, inter alia enter into the Fourth Supplemental Indenture on behalf of the Company (Board Resolution 1);

(e)	An electronic copy of a resolution of WC Investments, the sole shareholder of the Company, dated 2 June 2014, pertaining to inter alia the approval of the Board Resolution 1 (Shareholders Resolution 1);

(f)	An electronic copy of a resolution of the management board of directors of the Company dated 4 August 2014, pertaining to inter alia the entering into of the Form S-4 as co-registrant (Board Resolution 2);

(g)	An electronic copy of a resolution of WC Investments, the sole shareholder of the Company, dated 4 August 2014, pertaining to inter alia the approval of the Board Resolution 2 (Shareholders Resolution 2);

(h)	An electronic copy of the executed Fourth Supplemental Indenture;

(i)	An electronic copy of the executed Original Indenture;

(j)	An electronic copy of the Notation of Guarantee given by the Company in connection with its execution of the Fourth Supplemental Indenture and guarantee of the Notes, dated April 28 2014 (Notation of Guarantee);

(k)	An electronic copy of the executed Registration Rights Agreement, dated 28 April 2014, among Westmoreland, the Company and the other parties named therein; and

(l)	An electronic copy of the draft Form S-4.

Definitions

In the opinion letter, the following definitions have the meaning ascribed thereto below:

AFS	the Netherlands Act on the financial supervision (Wet op het financieel toezicht);

NCC	the Netherlands Civil Code (Burgerlijk Wetboek);

NCCP	the Netherlands Code on Civil Procedure (Wetboek van Burgerlijke Rechtsvordering);

Netherlands Law	the laws of the Kingdom of the Netherlands, excluding Aruba, Bonaire, Curaçao, Saba, Sint Eustatius and Sint Maarten (the Netherlands) as they currently stand, of general application and applied by the courts of the Netherlands, but excluding unpublished case law and case law available in electronic form only;

Resolutions	the Board Resolution 1, the Board Resolution 2, the Shareholders Resolution 1 and the Shareholders Resolution 2 collectively; and

The Hague Convention	the The Hague Convention on the Law applicable to Agency of 14 March 1978 (Haags Vertegenwoordigingsverdrag).

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